 Exhibit 99.1

Schedule A

Transactions in the Securities of the Issuer During the Past 60 Days

Shares of Common Stock Bought	Price Per Share ($)	Date of Purchase

	Norman H. Pessin

69,444	3.60	03/30/26

	Brian L. Pessin

277,781	3.60	03/30/26